Exhibit 99

FOR IMMEDIATE RELEASE
09/24/2018
Contact:
Media: Andrea Abate
630-209-7121

Investors: Mike Flores
630-623-3519

McDonald's Announces President, International Lead Markets & Chief Restaurant Officer Doug Goare to Retire
Company also announces updated global business segments, beginning in 2019

September 24, 2018 – McDonald’s Corporation today announced that President, International Lead Markets & Chief Restaurant Officer Doug Goare, 66, will retire after 40 years of service on December 31, 2018.

"Doug has been an important leader whose career at McDonald’s has spanned multiple continents and his expertise has contributed greatly to the success of our business today,” McDonald's President and CEO Steve Easterbrook said. “I have always valued his wise counsel and his passion for elevating the experience for our customers and crew. We thank Doug for his steadfast leadership and wish him all the best in his well-deserved retirement."

In anticipation of Goare’s retirement and with the evolution of the Company’s business model over the past few years to a more heavily franchised structure, the Board of Directors approved several organizational changes to McDonald's global business. These actions are designed to continue the Company's efforts towards driving growth as a better McDonald’s through the Velocity Growth Plan.

Beginning January 1, 2019, McDonald’s will operate under a new organizational structure with the following global business segments:

•	U.S. – will continue to operate under the leadership of Chris Kempczinski, 49, President, McDonald’s USA.

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International Operated Markets (IOM) – comprised of wholly-owned markets, or countries in which the Company operates restaurants, including Australia, Canada, France, Germany, Italy, Netherlands, Russia, Spain and the U.K. Joe Erlinger, 45, will lead this segment as President, International Operated Markets, and will continue to report to Easterbrook.

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International Developmental Licensed Markets (IDL) – the remaining markets in the McDonald’s system will be led by Ian Borden, 50, as President, International Developmental Licensed Markets. Borden will continue to report to Easterbrook. Corporate activities will also be reported within this segment.

“The organisation we created as we were beginning our turnaround in 2015 helped us make decisions more quickly, act with greater agility and strengthen the performance of our markets,” said Easterbrook. “This new organisational structure provides us the opportunity to continue building on our progress, making sure McDonald’s remains positioned to run great restaurants and better serve our customers.”

Upcoming Communications
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in 120 markets around the world. Over 90 percent of McDonald’s restaurants worldwide are owned and operated by independent local businessmen and women.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.

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